EXHIBIT 99.1

Press Release

For Immediate Release

WMI LIQUIDATING TRUST ANNOUNCES DISTRIBUTION
FROM DISPUTED EQUITY ESCROW TO CLASS 22 CLAIMANTS

SEATTLE, July 30, 2012 –WMI Liquidating Trust (the “Liquidating Trust”), which was formed pursuant to the Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc. (“WMI”), today announced that, on August 1, 2012, it will distribute 927,862 shares of WMI Holdings Corp. (OTC: WMIH) (the “Company”) to Class 22 claimants (the “Distribution”).

In connection with the Distribution, eligible claimants in Class 22 who held shares of common stock issued by WMI prior to September 25, 2008, will receive 0.00076346 of a share of the Company’s new common stock for each share of WMI common stock they previously held. The common stock issued by WMI prior to September 25, 2008 was cancelled on March 19, 2012, the Effective Date of the Plan.

The Distribution is possible as a result of a release of equity reserves held on account of recently disallowed equity claims and it supplements the share distribution that occurred shortly after the effective date on March 23, 2012 (the “Initial Distribution).  In the Initial Distribution, newly issued shares of the Company’s common stock were distributed to claimants who elected to receive such common stock, as well as claimants in each of Classes 19, 21 and 22 under the Plan.  Class 19 included holders of preferred securities identified as the REIT Series, Series K Perpetual Non-Cumulative Floating Rate Preferred Stock (“Series K Preferred Stock”) and Series R Non-Cumulative Perpetual Convertible Preferred Stock (“Series R Preferred Stock”), in each case as defined in the Plan.  The chart below summarizes shares issued to claimants in Classes 19, 21 and 22 and the conversion ratios for each class.

Security Description	Class	WMI Holdings Corp. Shares Issued	Conversion Ratio 1
REIT Series	Class 19	73,849,313	19.80058
Series K Preferred Stock	Class 19	8,992,818	0.4950145
Series R Preferred Stock	Class 19	57,548,706	19.8005825

_______________________________________

1 Equivalent WMI Holdings Corp. common stock issued for each share or unit of corresponding security.  Pursuant to the Plan, no fractional shares of WMI Holdings Corp. stock were issued.

Dime Warrants	Class 21	4,165,700	0.05463704
Common Equity Interests	Class 22	40,702,317	0.03349842

Further information about WMI Liquidating Trust can be found at www.wmitrust.com.

###

Contact

Andrew Siegel / Jed Repko / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449